                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /x/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          GEORGIA GULF CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                            GEORGIA GULF CORPORATION
                          400 PERIMETER CENTER TERRACE
                                    SUITE 595
                             ATLANTA, GEORGIA 30346


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 18, 1999



To the Stockholders:

         The Annual Meeting of Stockholders of Georgia Gulf Corporation will be held in the Conference Center at the South Terraces, 115 Perimeter Center Place, Atlanta, Georgia 30346, on May 18, 1999 at 1:30 p.m. local time for the following purposes:

         (1)      To elect two Directors to serve for a term of three years;

         (2) To consider and take action upon the ratification of the selection of Arthur Andersen LLP to serve as the independent public accountants for the Company for the year ending December 31, 1999; and

         (3) To transact such other business as may properly come before the meeting.

         The Board of Directors has fixed the close of business on March 23, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

         You are cordially invited to attend the meeting. However, whether or not you plan to be personally present at the meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed postage prepaid envelope.

                                            By Order of the Board of Directors,

                                            /s/ Joel I. Beerman
                                            -------------------
                                            Joel I. Beerman
                                            Vice President, General Counsel
                                            and Secretary

Dated:  March 29, 1999

                            GEORGIA GULF CORPORATION
                          400 PERIMETER CENTER TERRACE
                                    SUITE 595
                             ATLANTA, GEORGIA 30346

                                 PROXY STATEMENT
           FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 18, 1999


                                     GENERAL

         This proxy statement and the accompanying form of proxy are being furnished to the stockholders of Georgia Gulf Corporation (the "Company") on or about March 30, 1999 in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on May 18, 1999 at 1:30 p.m. local time in the Conference Center at the South Terraces, 115 Perimeter Center Place, Atlanta, Georgia 30346, and any adjournment thereof. Any stockholder who executes and delivers a proxy may revoke it at any time prior to its use by (i) giving written notice of revocation to the Secretary of the Company, (ii) executing a proxy bearing a later date, or (iii) appearing at the meeting and voting in person.

         Unless otherwise specified, all shares represented by effective proxies will be voted in favor of (i) election of the two nominees as Directors and (ii) ratification of the selection of Arthur Andersen LLP to serve as the independent public accountants for the Company for the year ending December 31, 1999. The Board of Directors does not know of any other business to be brought before the meeting, but as to any such other business, proxies will be voted upon any such matters in accordance with the best judgment of the person or persons acting thereunder.

         The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited in person or by telephone or telegram by Directors and officers of the Company who will not receive additional compensation for such services. The Company has retained W.F. Doring & Co. to assist in the solicitation of proxies for a fee not to exceed $5,000. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record by them, and the Company will reimburse such persons for their reasonable expenses in doing so.

         Only holders of record of outstanding shares of Common Stock of the Company at the close of business on March 23, 1999, are entitled to notice of, and to vote at the meeting. Each stockholder is entitled to one vote for each share held on the record date. There were 30,911,954 shares of Common Stock outstanding and entitled to vote on March 23, 1999.

         When a quorum is present at the meeting, the vote of the holders of a majority of the stock having voting power present in person or by proxy shall decide the action proposed in each matter listed in the accompanying Notice of Annual Meeting of Stockholders except the election of Directors, who are elected by a plurality of all votes cast. Abstentions and broker "non-votes" will be counted as present in determining whether the quorum requirement is satisfied. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal pursuant to discretionary authority or instructions from the beneficial owner, but does not vote on another proposal because the nominee has not received instruction from the beneficial owner and does not have discretionary power. The aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the meeting, whether those stockholders vote "For," "Against" or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of such proposals, and the total number of votes cast "For" each of these proposals will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting by a stockholder on a proposal has the same effect as a vote "Against" such proposal. Broker "non-votes" are not counted for purposes of determining whether a proposal has been approved.


                           PRINCIPAL STOCKHOLDERS

         The following table sets forth information based upon the number of shares of the Company's Common Stock outstanding as of March 23, 1999 regarding the ownership of the Company's Common Stock by each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock.


                                                Amount and
                                                Nature of
Name and Address of                             Beneficial          Percent of
 Beneficial Owner(1)                            Ownership              Class
--------------------                            ------------        ----------


Wellington Management Company                   3,705,300(2)          11.99%
75 State Street
Boston, MA 02109

Capital Research and Management                 2,525,300(3)          8.17%
Company
333 South Hope Street
Los Angeles, CA 90071

MacKay-Shields Financial                        2,248,450(4)          7.27%
Corporation
9 West 57th Street
New York, NY 10019






James R. Kuse                                   2,435,514(5)          7.88%
400 Perimeter Center Terrace
Suite 595
Atlanta, GA  30346

ESL Partners, L.P. and                          1,751,500(6)          5.67%
ESL Institutional Partners, L.P.
One Lafayette Place
Greenwich, CT 06830


(1) The information shown above is based upon information furnished to the Company by the named persons. Beneficial ownership as reported in the table has been determined in accordance with Securities and Exchange Commission regulations. All persons shown in the table have sole voting and investment power with regard to the shares shown except as otherwise indicated.

(2) According to the Schedule 13G of Wellington Management Company ("Wellington"), Wellington has shared dispositive power with respect to 3,705,300 shares. Wellington is investment advisor to Vanguard/Windsor Fund, Inc., P.O. Box 2600, Valley Forge, Pennsylvania 19482, which has sole voting power and shared dispositive power with respect to 3,705,300 of such shares.

(3) According to the Schedule 13G of Capital Research and Management Company, ("CRMC"), CRMC has sole dispositive power with respect to 2,525,300 shares. New Perspective Fund, Inc., an investment company registered under the Investment Company Act of 1940, which is advised by CRMC, has sole voting power with respect to 1,975,000 shares.

(4) According to the Schedule 13G of MacKay-Shields Financial Corporation ("MSFC"), MSFC has shared voting and dispositive power with respect to 2,248,450 shares.

(5) Includes 70,500 shares owned by Mr. Kuse's wife; 51,266 shares held in trust for the Kuse Foundation, of which Mr. Kuse and his wife are trustees; 490,400 shares held in trust for the benefit of Mr. Kuse and 440,400 shares held in trust for the benefit of Mrs. Kuse.

(6) According to the Schedule 13G of ESP Partners, L.P., ("ESLP"), ESL Limited ("ESLL"), and ESL Institutional Partners, L.P. ("ESLIP"), these entities beneficially own, as a group, such shares. ESLP has sole voting and dispositive power with respect to 1,471,123 shares, ESLL has sole voting and dispositive power with respect to 236,078 shares, and ESLIP has sole voting and dispositive power with respect to

         44,299 shares. The address of ESLL is Hemisphere House, 9 Church Street, Hamilton, Bermuda.



                              ELECTION OF DIRECTORS

         The Company's Certificate of Incorporation, as amended, provides that the Board of Directors be divided into three classes, each consisting, as nearly as possible, of one-third of the total number of Directors constituting the Board of Directors, with each class to serve for a term of three years. The following nominees, each of whom is an incumbent Class III Director, are proposed for election in Class III, to serve a term of three years:

                Class III
                - James R. Kuse
                - Charles T. Harris III

         Unless instructed otherwise, the proxies will be voted for the election of the two nominees named above to serve for a term of three years. If any nominee is unable to serve, proxies may be voted for a substitute nominee selected by the Board of Directors.


               NOMINEES FOR ELECTION IN CLASS III ON MAY 18, 1999

         James R. Kuse, age 68, has served as Chairman of the Board and a Director of the Company since its inception. From March 1985 until February 1991, Mr. Kuse also served as Chief Executive Officer, and from its inception until May 1989 served as President. Mr. Kuse is a director of Suburban Lodges of America.

         Charles T. Harris III, age 47, was elected as a Director by the Board of Directors at its meeting on February 9, 1999. Mr. Harris has been a limited partner of Goldman Sachs Group, L.P. and a private investor since December 1, 1996. Prior thereto, he had been a general partner of Goldman Sachs Group, L.P. for more than five years. Mr. Harris is a director of Scholastic Corporation.


                                 OTHER DIRECTORS

         John D. Bryan, age 65, served as Vice President - Operations of the Company from its inception on January 1, 1985, until his retirement effective December 31, 1989. He continues to serve as a Director of the Company, a position he has held since inception.

         Dennis M. Chorba, age 58, served as Vice President - Administration from February 1992 until his retirement, effective March 31, 1994. Mr. Chorba also served as Vice President and General Counsel from May 1989 to February 1992 and as Vice President - Legal and

Human Resources from the Company's inception until May 1989. Mr. Chorba has served as a Director of the Company since February 1994.

         Robert E. Flowerree, age 78, has served as a Director of the Company since May 1985. Mr. Flowerree has been a private investor since 1983. Prior thereto, he was Chairman of the Board of Directors of Georgia-Pacific Corporation. Mr. Flowerree, who is currently a Class III director, has notified the Company of his intention not to stand for re-election and he will complete his service on the Board as of the May 18, 1999 Annual Meeting of Stockholders.

         Jerry R. Satrum, age 54, served as Chief Executive Officer of the Company from February 1991 until his retirement effective April 1, 1998, and served as President from May 1989 until December 1997. Prior to May 1989 he served as Vice President - Finance and Treasurer from the Company's inception. Mr. Satrum has been a Director of the Company since its inception. Mr. Satrum is also a Director of Cytec Industries.

         Edward A. Schmitt, age 52, has served as Chief Executive Officer since April 1, 1998 and as President since December 1997. He served as Chief Operating Officer from February 1997 to April 1, 1998 and as Executive Vice President from February 1997 to December 1997, and served as Vice President - Operations Commodity Chemicals Group from August 1993 until January 1997; and prior thereto in various managerial capacities at the Plaquemine facility since the Company's inception. Mr. Schmitt has been a director since February 1998.

         Edward S. Smith, age 79, has served as a Director of the Company since May 1985. Mr. Smith has been President of Ted Smith & Company, an international business consulting company, since March 1986. Mr. Smith is a director of Creative Medical Development, Inc.

         Directors are elected annually to serve until the expiration of the term of their Class or until their successors are elected and qualified. The Chairman, provided he is not employed by the Company, is paid an annual fee of $42,000; an attendance fee of $1,500 per meeting; is reimbursed for travel expenses and is provided an office, the use of a Company-owned or Company-leased vehicle and financial and tax consulting services. Directors who are not executive officers of the Company are paid an annual fee of $30,000 and an attendance fee of $1,500 per meeting and are reimbursed for travel expenses. Non-employee Directors are eligible to participate in the Company's 1998 Equity and Performance Incentive Plan (the "Equity Plan"). In February 1998, Messrs. Kuse, Bryan, Chorba, Flowerree and Smith were awarded options to purchase 1,500 shares of the Company's stock, at an option price of $35.25. These options become exercisable one year from the date of grant and are effective for ten
(10) years. In August 1998, subsequent to his retirement as Chief Executive Officer, Mr. Satrum was awarded options to purchase 1,500 shares of the Company's stock at an option price of $17.75 on the same terms.

         Robert E. Flowerree and Edward S. Smith serve as the Audit Committee of the Board of Directors. Alfred C. Eckert III served as a member of the Audit Committee until his resignation from the Board of Directors in September 1998. The primary functions of the Audit Committee are to review the adequacy of the system of internal controls and management information systems and to review the planning and results of the audit examination with the Company's independent public accountants. The Committee held one meeting in 1998 in conjunction with a regular Board of Directors' meeting.

         Robert E. Flowerree and Edward S. Smith serve as the Equity Compensation Committee of the Board of Directors. Alfred C. Eckert III served as a member of the Equity Compensation Committee until his resignation from the Board of Directors in September 1998. This committee was established in connection with the Board's approval of the Company's Equity Plan and its primary functions include overseeing the Company's equity and performance incentive compensation policy and reviewing and administering the Equity Plan under such policies. The Committee held one meeting in 1999 in conjunction with a regular Board of Directors meeting.

         The Board of Directors has no standing nominating committee. The Board of Directors held eight meetings in 1998. During the last fiscal year, no Director attended fewer than 75% of the total number of meetings of the Board of Directors and any committee on which he served. No Director or executive officer of the Company is related to any other Director or executive officer of the Company.

                        SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth information concerning the number of shares owned by each Director and each executive officer and by all Directors and officers of the Company as a group as of March 23, 1999.


                                Amount and
                                Nature of
      Name of                   Beneficial        Percent of
Beneficial Owner (1)            Ownership(1)        Class


James R. Kuse ............      2,437,014(2)        7.88%
John D. Bryan ............      1,454,260(3)        4.70%
Jerry R. Satrum ..........      1,141,460(4)        3.69%
Dennis M. Chorba .........        776,150(5)        2.51%
Robert E. Flowerree ......        180,740(6)           *
Edward A. Schmitt ........        170,874(7)           *
Thomas G. Swanson ........         97,225(8)           *
Joel I. Beerman ..........         94,344(9)           *
Richard B. Marchese ......         91,408(10)          *
Mark J. Seal .............         80,198(11)          *
Edward S. Smith ..........         34,010              *
Charles T. Harris III ....              0              *
All Directors and officers
as a group (12 persons) ..      6,557,683(12)      21.21%


*   Represents less than 1%.

(1) Unless otherwise indicated, each person has sole voting and dispositive power with respect to all shares listed opposite his name.

(2) Includes 70,500 shares owned by Mr. Kuse's wife; 51,266 shares held in trust for the Kuse Foundation, of which Mr. Kuse and his wife are trustees; 490,400 shares held in trust for the benefit of Mr. Kuse, 440,400 shares held in trust for the benefit of Mrs. Kuse, and 1,500 shares which may be acquired pursuant to presently exercisable options.

(3) Includes 472,444 shares held in trust for The Challenge Foundation, of which Mr. Bryan is trustee, and 1,500 shares which may be acquired pursuant to presently exercisable options.

(4) Includes 50,000 shares owned by Mr. Satrum's wife; 6,490 shares held by Mrs. Satrum as trustee for their child; 66,500 shares held in trust for the Satrum Foundation, of which Mr.

         Satrum is trustee; 68,316 shares held by Mr. Satrum as trustee for John Bryan's children; and 1,500 shares which may be acquired pursuant to presently exercisable options.

(5) Includes 47,000 shares owned by Mr. Chorba's wife and 1,500 shares which may be acquired pursuant to presently exercisable options.

(6) Includes 5,640 shares owned by Mr. Flowerree's wife and 1,500 shares which may be acquired pursuant to presently exercisable options.

(7) Includes 83,000 shares which may be acquired pursuant to presently exercisable options.

(8) Includes 15,000 shares owned by Mr. Swanson's wife and 53,000 shares which may be acquired pursuant to presently exercisable options.

(9) Includes 20,000 shares owned by Mr. Beerman's wife and 38,000 shares which may be acquired pursuant to presently exercisable options.

(10) Includes 20,000 shares owned by Mr. Marchese's wife and 53,000 shares which may be acquired pursuant to presently exercisable options.

(11) Includes 2,100 shares owned by Mr. Seal's children and 41,500 shares which may be acquired pursuant to presently exercisable options.

(12) Includes 247,500 shares which may be acquired pursuant to presently exercisable options.


                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

The Company believes all stock transaction reports for 1998 required to be filed with the Securities and Exchange Commission (the "Commission") were timely filed by directors and officers.

                             EXECUTIVE COMPENSATION

CASH COMPENSATION

     The following table sets forth the cash compensation for the last three years ended December 31 for each person who served as the Chief Executive Officer and the other executive officers of the Company.


                           SUMMARY COMPENSATION TABLE

                                                                   Long-term
                                            Annual Compensation   Compensation
                                            -------------------   ------------
                                                                  Securities       All Other
                                                                  Underlying     Compensation
Name and Principal Position     Year     Salary($)     Bonus($)   Options(#)        ($)(1)
---------------------------     ----     ---------     --------   ------------   ------------


Jerry R. Satrum(2)              1998      175,006            0            0       13,325(3)
 Chief Executive Officer        1997      500,016      187,600            0       11,275
                                1996      485,004      112,000            0       16,106

Edward A. Schmitt(4)            1998      450,000      120,000      100,000       32,727(3)
 President and Chief            1997      329,680      134,000            0       11,805
 Executive Officer              1996      220,008       46,000            0       11,805

Richard B. Marchese             1998      285,000       69,600       30,000       38,607(3)
 Vice President -               1997      273,000       93,800            0       15,202
 Finance, Chief Financial       1996      263,004       56,000            0       15,202
 Officer & Treasurer

Thomas G. Swanson               1998      275,016       69,600       30,000       55,289(3)
 Vice President -               1997      263,016       93,800            0       15,593
 Commodity Chemicals Group      1996      253,008       56,000            0       15,593

Mark J. Seal                    1998      240,000       57,600       30,000       21,612(3)
 Vice President -               1997      228,000       77,050            0        9,480
 Polymer Group                  1996      220,008       46,000            0        9,480

Joel I. Beerman                 1998      230,016       55,200       30,000       23,814(3)
 Vice President -               1997      218,016       73,700            0        9,145
 General Counsel and            1996      210,000       44,000            0        8,675
 Secretary


(1) Includes amounts paid under the Company's Savings and Capital Growth Plan, a defined contribution plan, amounts included as income under the Company's Life Insurance program, and Split Dollar Life Insurance Plan, as well as the actuarial value of the Split Dollar Plan's benefits.

(2)      Mr. Satrum retired as Chief Executive Officer effective April 1, 1998.

(3) For 1998, the Company contributed the amount of $9,800 for each executive officer under the Savings and Capital Growth Plan. Amounts included as income under the Company's Life Insurance Program for 1998 were as follows: for Mr. Satrum, $3,525; and for Mr. Beerman, $925. Amounts included as income under the Company's Split Dollar Life Insurance Plan, as well as the current actuarial value of each participant's benefit for 1998, respectively, were: for Mr. Schmitt, $5,720, $17,207; for Mr. Swanson, $5,934, $39,555; for Mr. Marchese,
         $4,853, $23,954; for Mr. Seal, $3,330, $8,482; and for Mr. Beerman,
         $3,658, $9,431.

(4) Effective April 1, 1998, Mr. Schmitt became President and Chief Executive Officer.


OPTION GRANTS IN THE LAST FISCAL YEAR

         The following table sets forth information regarding options to purchase shares of the Company's Common Stock granted in February, 1998 to officers of the Company under the Equity Plan. The options become exercisable in amounts equal to one-third of the total shares awarded to each optionee on February 9, 1999; and each February 9 thereafter until 2001 provided that the optionee has remained in the continuous employ of the Company. In the event the Company experiences a "Change in Control", any options or portions thereof which have not yet expired become immediately exercisable. Generally, a "Change in Control" shall have occurred (I) if the Company is merged or consolidated with an entity or sells substantially all of its assets to an entity and immediately thereafter the Company's shareholders have less than a majority of the combined voting power of the outstanding securities of the combined or acquiring entity,
(ii) in the case of an acquisition by a person of more than 33 1/3% of the Company's Common Stock, or (iii) if certain changes in the Company's Board of Directors occur.

                                INDIVIDUAL GRANTS



                                                                                         Potential Realizable
                                         % of Total                                       Value At Assumed
                          Number of       Options                                          Annual Rates of
                          Securities      Granted to                                  Stock Price Appreciation
                          Underlying      Employees      Exercise                        for Option Term (1)
                           Options        in Fiscal       Price       Expiration   -------------------------------
                          Granted (#)       1998          ($/Sh)         Date          5%($)             10%($)
                         -----------      ---------      --------     ----------   ------------       ------------


Edward Schmitt             100,000         22.65%       $   35.25      2/10/2008     2,216,854         5,617,942
Thomas Swanson              30,000          6.80%       $   35.25      2/10/2008       665,056         1,685,383
Joel Beerman                30,000          6.80%       $   35.25      2/10/2008       665,056         1,685,383
Richard Marchese            30,000          6.80%       $   35.25      2/10/2008       665,056         1,685,383
Mark Seal                   30,000          6.80%       $   35.25      2/10/2008       665,056         1,685,383



(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the price of the Common Stock. In order to realize the potential values set forth in the 5% and 10% columns, the per share price of the Common Stock would be $57.42 and $91.43, respectively.


AGGREGATED OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

The following table sets forth information regarding option exercises during 1998 by the officers of the Company and the value of options held by the officers at December 31, 1998, based on a value of $16.06 per share, the closing price of the Company's Common Stock (as reported in the Record of Composite Transactions for New York Stock Exchange listed securities and printed in THE WALL STREET JOURNAL) for December 31, 1998.


                                    Shares                     Number of Securities
                                    Acquired        Value      Underlying Unexercised          Value of Unexercised
Options                           On Exercise      Realized    Options At Fiscal Year End          In-the-money
Exercisable/unexercisable            (#)             ($)       Exercisable/unexercisable(1)    At Fiscal Year End($)
-------------------------         -----------      --------    ----------------------------    -----------------------
Richard B. Marchese                 20,000         524,748            43,000/37,000                124,650/(2)
Thomas G. Swanson                   10,000         275,000            43,000/37,000                124,650/(2)
Edward A. Schmitt                                                    49,000/107,000                174,510/(2)
Mark J. Seal                         3,500          95,813            31,500/37,000                 29,085/(2)
Joel I. Beerman                      1,000          18,187            28,000/37,000                    (3)/(2)


(1) In the event the Company experiences a "Change in Control," any options or portions thereof which have not yet expired become immediately exercisable. Generally, a "Change in Control" shall have occurred (I) if the Company is merged or consolidated with an entity or sells substantially all of its assets to an entity and immediately thereafter the Company's shareholders have less than a majority of the combined voting power of the outstanding securities of the combined or acquiring entity, (ii) in the case of an acquisition by a person of more than 33 1/3% of the Company's Common Stock, (iii) if certain changes in the Company's Board of Directors occur.

(2)      None of the Unexercisable Options are in-the-money.

(3)      None of Mr. Beerman's Exercisable Options are in-the-money.


OFFICER RETIREMENT PLAN

Messrs. Marchese, Swanson and Schmitt participate in the Company's Officer Retirement Plan (the "Retirement Plan") which is represented by separate agreements with each officer. Subject to certain limitations, the Retirement Plan provides that the Company will make annual payments to Messrs. Marchese and Swanson after retirement, disability or other termination equal to the greater of 50% of the officer's average annual salary (as shown on the Summary Compensation Table) during the last five years of his employment offset by the amounts payable under the Company's Salaried Employee's Retirement Plan ("SERP") and the value of the Company's contributions to the Company's Savings and Capital Growth Plan ("Savings Plan") or thirty percent (30%) of the officer's final annual salary during the last year of his employment with no offset and, at the officer's death, will continue to pay 50% of such amount to the officer's surviving spouse for the remainder of such spouse's life. For Mr. Schmitt, the Retirement Plan provides that the Company will make annual payments equal to thirty (30%) of such final annual salary. Full benefits are payable upon retirement after attaining age 62 and continue until age 65. The estimated annual benefits under the Retirement Plan payable to Messrs. Marchese, Swanson, and Schmitt at normal retirement age, assuming each had met the service requirement and had terminated employment as of December 31, 1998, would be $85,500, $82,505 and $135,000, respectively. If an officer engages in certain competitive activity after retirement, benefits under the Retirement Plan terminate. The formula benefit under the Retirement Plan should exceed any offsetting amounts provided through the SERP and the Savings Plan. Messrs. Seal and Beerman do not participate in the Retirement Plan but are participants in the Split Dollar Plan.


SPLIT DOLLAR LIFE INSURANCE PLAN

In 1998, the Company implemented the Split Dollar Life Insurance Plan (the "Split Dollar Plan") for the benefit of each officer of the Company. In accordance with the Split Dollar Plan, each officer has entered into an agreement that, subject to certain limitations, provides the officer with pre-retirement and post-retirement death benefits. The Company has agreed to provide the benefits through the purchase of a life insurance policy whereby the Company will be reimbursed for its premium costs from each policy's cash value or death benefit. If an officer engages in certain competitive activity after termination, benefits under the Split Dollar Plan are to be returned to the Company.

Messrs. Schmitt, Swanson, Marchese, Seal and Beerman participate in the Split Dollar Plan. With the implementation of the Split Dollar Plan, the Company terminated providing term life insurance policies for each officer.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         In February, 1998, the Company established the Equity Compensation Committee, in connection with the Equity Plan. This committee's function is limited to performing certain services in connection with the Equity Plan. The committee was comprised of Edward S. Smith and Alfred C. Eckert III until Mr. Eckert's resignation from the Board in September, 1998. Robert E. Flowerree was appointed to replace Mr. Eckert as a member of the committee. The Company has no formal compensation committee. For 1998, decisions on all executive compensation matters other than those related to the Equity Plan were made by the non-officer members of the Board, who were James R. Kuse, Robert E. Flowerree, John D. Bryan, Edward S. Smith, and Dennis M. Chorba. Messrs. Kuse, Bryan and Chorba are former officers of the Company (see "Election of Directors").


                        REPORT ON EXECUTIVE COMPENSATION

         The compensation of the executive officers of the Company is based on a policy of attracting, retaining and rewarding such officers by compensating them at a level competitive with similarly situated employees within the industry. Officer compensation consists of salary, bonus payments under the Company's Management Incentive Bonus Plan, and in the cases of executive officers other than Mr. Satrum, the award of stock options. Officers participate in the Company's Savings & Capital Growth Plan, Salaried Employees Retirement Plan, Officer Retirement Plan, and life insurance program. Federal tax legislation enacted in 1993 generally precludes public companies from taking a tax deduction for certain compensation in excess of $1,000,000 paid to the corporation's chief executive officer and four other most highly compensated executive officers. The Directors making decisions regarding compensation monitor the impact of this legislation to ensure that material tax deductions are not lost due to its application.

         To determine that the annual compensation of the Chief Executive Officer and the other officers of the Company is competitive with similarly situated employees in the industry, the Directors making decisions regarding such compensation referred to the Survey of Industrial Chemicals Companies, comprising 41 chemical companies with sales ranging from under $200 million to over $5 billion, found in the 1997 Conference Board Top Executive Compensation Survey (the "Survey"). The Standard & Poor's Chemical Index, used in the Stock Performance Graph below, includes a smaller group of chemical companies than the 41 included in the Survey. Management believes the Survey is a reliable broad based survey of comparable companies. The Survey reports both annual salary and total current compensation, which is comprised of salary and bonus.

         Salaries of the Chief Executive Officer and the other executive officers are based upon the Survey and are believed to be competitive based on a comparison of salaries to the Survey. The Chief Executive Officer's 1998 salary falls below the median but within the 50% range of CEO's salaries. His total 1998 current compensation is below the middle 50% range of CEO's current compensation reported in the Survey. Salaries of the Company's other executives are within the median ranges reported in the Survey, and total 1998 compensation of those executives is within the middle 50% ranges of current compensation reported in the Survey except for the Chief Financial Officer whose total current compensation is slightly below the range.

         In 1998, key employees of the Company, including the executive officers, participated in the Company's Management Incentive Bonus Plan. The objective of this plan is to motivate the performance of the participants by creating the potential for increased compensation tied directly to Company profit. At the beginning of each year, participants are assigned a bonus level, set primarily by reference to their salary level. A corporate target for earnings before deductions of interest, taxes and depreciation and any extraordinary items, is also established. This target is based on a comparison of the Company's earnings performance with its cost of capital. The target is the amount of earnings equal to double the Company's cost of capital. If the target is reached, participants receive a payment equal to 100% of their points awarded. Payments are ratably reduced to a minimum, where earnings equal the Company's cost of capital, in which case participants receive a payment equal to 10% of their points awarded. The maximum that can be awarded under the plan is a payment of double the participants' points where earnings equal or exceed the Company's historical maximum return, approximately 3 times the Company's cost of capital. The plan also provides that payment adjustments will be made to reflect the performance of the Company's peers in the chemical industry. For 1998, the Company's earnings (calculated as required by the Management Incentive Bonus
Plan) equaled 34% of the corporate target, which resulted in bonuses being paid to participants (including officers) at 48% of their assigned bonus levels. Actual bonuses paid to officers are set forth in the Summary Compensation Table above.

         The Chief Executive Officer and the other officers are substantial stockholders of the Company and are thus motivated to act to optimize overall Company performance to the benefit of all stockholders. Also, with the exception of Mr. Satrum, who retired as Chief Executive Officer effective April 1, 1998, executive officers were awarded stock options in 1998. Option awards are intended to encourage key executives and managerial employees to become owners of the Company's stock to increase their interest in the Company's long-term success, to provide incentive equity opportunities which are competitive with other similarly situated companies and to stimulate the efforts of such employees by giving suitable recognition for services which contribute materially to the Company's success.

         Although the Company has no formal compensation committee, decisions on executive compensation in 1998 were made by the non-officer members of the Board which included all Board members except Jerry R. Satrum and Edward A. Schmitt.

                  James R. Kuse               John D. Bryan
                  Robert E. Flowerree         Edward S. Smith
                  Dennis M. Chorba

                             STOCK PERFORMANCE GRAPH

         The following graph is a comparison of the five year cumulative total return among Georgia Gulf Corporation, Standard & Poor's 500 Composite Index and Standard & Poor's Chemical Index. Stock performances were calculated using the assumption that all dividends, including distributions of cash, were reinvested in common stock. The stock performance for Georgia Gulf Corporation was calculated using the assumption that all dividends were reinvested in the Company's Common Stock.

Indexed/Cumulative Returns

                                Years Ending
Company/Index Name     Base 93  ------------------------------------------------
                                Dec. 94   Dec. 95   Dec. 96   Dec. 97   Dec. 98
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Georgia Gulf Corp.       100      174       138       123       141       75
S & P 500 Index          100      101       139       171       229      294
Chemicals - 500          100      116       151       200       246      224

                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for the Company for the year ending December 31, 1999. The Board of Directors recommends that such appointment be ratified.

     Representatives of Arthur Andersen LLP will be present at the meeting and shall have the opportunity to make a statement, if they desire to do so, and respond to appropriate questions.

                 OTHER MATTERS THAT MAY COME BEFORE THE MEETING

     Management of the Company knows of no matters other than those stated above which are to be brought before the meeting. However, if any such other matters should be presented for consideration and voting, it is the intention of the persons named in the proxy to vote thereon in accordance with their judgment.


                              STOCKHOLDER PROPOSALS

         Proposals by stockholders intended to be presented at the 2000 annual meeting must be forwarded in writing and received at the principal executive offices of the Company no later than December 1, 1999, directed to the attention of the Secretary, for consideration for inclusion in the Company's proxy statement for the Annual Meeting of Stockholders to be held in 2000. Moreover, with regard to any proposal by a stockholder not seeking to have such proposal included in the proxy statement but seeking to have such proposal considered at the 2000 Annual Meeting, if such stockholder fails to notify the Company in the manner set forth above of such proposal no later than February 14, 2000, then the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the 2000 Annual Meeting notwithstanding that stockholders have not been advised of the proposal in the proxy statement for the 2000 Annual Meeting. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

                                              /s/ Joel I. Beerman

                                                  Joel I. Beerman
                                                  VICE PRESIDENT, GENERAL
                                                  COUNSEL AND SECRETARY

March 30, 1999

PROXY


                            GEORGIA GULF CORPORATION
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 18, 1999
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


     The undersigned hereby appoints James R. Kuse and Edward A. Schmitt, or either of them, with full power of substitution proxyholders to represent and to vote, as designated hereon, the common stock of the undersigned at the annual meeting of stockholders of the Company to be held on May 18, 1999 and any adjournment thereof.

1.  TO ELECT TWO DIRECTORS     / / FOR ALL NOMINEES listed below      / / WITHHOLD AUTHORITY
    TO SERVE THREE YEARS           (except as instructed below)           to vote for all nominees listed below

    Class III: James R. Kuse; Charles T. Harris, III

    INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name here.


-------------------------------------------------------------------------------
2. To ratify appointment of Arthur Andersen LLP to serve as independent public accountants for the Company for the year ending December 31, 1999.

                    / / For      / / Against      / / Abstain

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL PROPOSALS

                      (Continued and to be signed on back)


The shares represented by this proxy card will be voted as directed on the front. IF NO DIRECTION IS GIVEN AND THE PROXY CARD IS VALIDLY EXECUTED, THE SHARES WILLBE VOTED FOR ALL LISTED PROPOSALS. IN THEIR DISCRETION, THE PROXYHOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


                                 Dated:                                 , 1999
                                        ------------------------------

                                 ---------------------------------------------

                                 ---------------------------------------------
                                         Signature(s) of Shareholders(s)

IMPORTANT: Sign exactly as your name appears at left. Give full title of executor, administrator, trustee, guardian, etc. Joint owners should each sign personally.